FOR IMMEDIATE RELEASE

Wingstop Inc. Releases Preliminary Fiscal Fourth Quarter and Full Year 2018 Sales Results

Dallas, TX. January 14, 2019 - (GLOBE NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today released preliminary unaudited sales results for the fiscal fourth quarter and full year ended December 29, 2018.

Highlights for the fiscal fourth quarter 2018 as compared to the fiscal fourth quarter 2017:

▪	System-wide restaurant count increased 10.5% to 1,252 worldwide locations with 51 gross openings and 37 net openings, which reflects the previously announced exit of the Philippines market

▪	Domestic same store sales increased 6.0%

▪	Company-owned restaurant same store sales increased 4.6%

▪	System-wide sales increased 15.0% to approximately $328 million

Highlights for the fiscal year 2018 as compared to the fiscal year 2017:

▪	119 net openings in fiscal year 2018

▪	Domestic same store sales increased 6.5% (15th consecutive year of same store sales growth)

▪	Company-owned restaurant same store sales increased 6.2%

▪	System-wide sales increased 16.0% to approximately $1.3 billion

As of December 29, 2018, there were 1,252 Wingstop restaurants system-wide consisting of 1,124 restaurants in the United States, of which 1,095 were franchised and 29 were company-owned, and 128 international franchised restaurants across nine countries.

“Our momentum continued in the fourth quarter with 51 gross openings, a healthy pipeline of 523 domestic restaurant commitments, and same store sales growth of 6.5% for the year, marking 15 consecutive years of same store sales growth,” said Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “As we look to 2019, we remain focused on executing against our vision of building Wingstop into a top 10 global restaurant brand by increasing our brand awareness and continuing to innovate through technology, driving best-in-class unit economics, and expanding our global footprint.”

ICR Conference Participation

Beginning today, Monday, January 14th, Wingstop will be participating at the 21st Annual ICR Conference at the Grande Lakes Hotel & Resort in Orlando, FL.

The Company will host investor meetings on Monday, January 14th and Tuesday, January 15th as well as webcast its presentation beginning at 10:30 AM ET on Monday, January 14th. The presentation will be webcast live and later archived on the investor relations section of Wingstop's corporate website at ir.wingstop.com under the 'News & Events' section.

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

About Wingstop

Wingstop Inc. (NASDAQ:WING) was founded in 1994 and is headquartered in Dallas, Texas. Wingstop operates and franchises more than 1,200 restaurants across the United States and nine other countries around the world. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Spicy Korean Q, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with our fresh-cut, seasoned fries and made-from-scratch Ranch and Bleu Cheese dips. The Company has grown its domestic same store sales for 15 consecutive years, has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), was ranked #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Media Contact
Brian Bell
972-707-3956
bbell@wingstop.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our anticipated potential restaurant expansion opportunities and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Further, we have not yet completed closing procedures for fiscal fourth quarter or full year 2018, and our independent registered public accounting firm has not yet reviewed or audited the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results. Please refer to the risk factors discussed in our Form 10-K for the year ended December 30, 2017, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.